EXHIBIT 5.1

[Goodwin Procter LLP Letterhead]

January 21, 2004

Boston Properties Limited Partnership

111 Huntington Avenue

Suite 300

Boston, Massachusetts 02199-7610

Ladies and Gentlemen:

We have acted as counsel for Boston Properties Limited Partnership, a Delaware limited partnership (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of 1,654,448 long term incentive units convertible into up to an equal number of common units of limited partnership of the Company (collectively, the “Units”) which may be issued pursuant to the Boston Properties, Inc. 1997 Stock Option and Incentive Plan, as amended and restated (the “Plan”).

In connection with rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Plan; (ii) the Second Amended and Restated Agreement of Limited Partnership of the Company, as amended to date; (iii) the Registration Statement; and (iv) such records of the corporate proceedings of the Company as we deemed material. In addition, we have examined and relied on the originals or copies, certified or otherwise identified to our satisfaction, of such other partnership records of the Company, corporate records of Boston Properties, Inc., the general partner of the Company, and such other instruments and other certificates of public officials, officers and representatives of the Company and other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed and have not verified the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, the legal capacity of each individual executing any document, and the factual accuracy and completeness of all representations, warranties and other statements made by the parties.

In rendering the opinions expressed below, we express no opinion other than as to the laws of the United States, and the Delaware General Corporation Law, and the Delaware Revised Uniform Limited Partnership Act (collectively, the “Delaware Statutes”) and the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware Statutes.

Based upon the foregoing, we are of the opinion that upon the issuance and delivery of the Units in accordance with the Registration Statement and the Plan, the Units will be duly authorized and validly issued.

This opinion is based upon currently existing statutes, rules and regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP